PROSPECTUS Dated May 5, 1999                      Pricing Supplement No. 61 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-75289
Dated May 6, 1999                                                April 7, 2000
                                                                Rule 424(b)(3)

                       Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                                --------------
                             7.50% Notes Due 2010
          Continuously Offered Income Securities(SM) (COINS(SM))
                                --------------

     We will not redeem these Medium-Term Notes, Series C (Senior Fixed Rate Notes), which we refer to as Continuously Offered Income Securities (COINS), prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes - Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.



Principal Amount:               $1,575,000                 Interest Payment
                                                               Dates:               Each January 1, April 1,
Maturity Date:                  April 1, 2010                                       July 1 and October 1,
                                                                                    commencing July 1,
Settlement Date                                                                     2000
    (Original Issue
    Date):                      April 12, 2000             Interest Payment
                                                               Period:              Quarterly
Interest Accrual Date:          April 12, 2000
                                                           Book Entry Note or
Issue Price:                    100%                           Certificated Note:   Book Entry Note

Agent's Discount or                                        Senior Note or
    Commission:                 1.50%                          Subordinated
                                                               Note:                Senior Note
Proceeds To Company:            98.50%
                                                           Agent:                   Morgan Stanley & Co.
Specified Currency:             U.S. Dollars                                        Incorporated

Redemption Percentage:          N/A                        Trustee:                 The Chase Manhattan
                                                                                    Bank
Redemption Dates:               N/A
                                                           Minimum
Annual Redemption                                              Denomination:        $25 and Increments of
    Percentage                                                                      $25 Thereafter
    Reduction:                  N/A
                                                           CUSIP:                   61745EPM7
Interest Rate:                  7.50% per year


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement. "Continuously Offered Income Securities" and "COINS" are our service marks.

                          MORGAN STANLEY DEAN WITTER